Exhibit 99.1

New Frontier Media Announces Executive Management Changes

SPECIAL COMMITTEE OF COMPANY BOARD CONTINUING TO EVALUATE STRATEGIC ALTERNATIVES

BOULDER, Colo., Sept. 18, 2012 /PRNewswire/ — New Frontier Media, Inc. (NasdaqGS: NOOF), a leading provider of transactional television services and distributor of general motion picture entertainment, today announced that the employment of the Company’s Chief Executive Officer, Michael Weiner, has been terminated.  In addition, Mr. Weiner has been replaced as Chairman of the Board by Alan L. Isaacman, who is the founder and senior member of the Los Angeles-based law firm of Isaacman, Kaufman & Painter, P.C. and has been a director of New Frontier Media since 1999.

A committee of the Board of Directors will oversee the process for the identification and selection of the next Chief Executive Officer of New Frontier Media. In the interim, the duties of Chief Executive Officer will be shared by Grant Williams, the Company’s Chief Financial Officer, Marc Callipari, the Company’s Chief Legal Officer, and Scott Piper, the Company’s Chief Technology Officer. The Board expressed its confidence that under the leadership of these individuals, the Company will have in place a capable leadership team during the search process to ensure a smooth transition.

As previously announced, a Special Committee of independent members of the New Frontier Media board is overseeing, with the assistance of its legal and financial advisors, a review of strategic alternatives to maximize shareholder value, which includes, but is not limited to, a potential sale of the Company. The Special Committee is proceeding with its comprehensive strategic alternatives review process in a timely and orderly manner and will complete the process in due course. The Company cautions that there are no guarantees that the review process will result in a transaction or, if a transaction is approved by the Company’s Board, whether the terms or timing of such a transaction will be approved by shareholders.

In connection with the Special Committee’s review of strategic alternatives, Alston & Bird LLP and Avondale Partners, LLC are serving as legal and financial advisors, respectively, to the Special Committee.  Holland & Hart LLP is serving as legal advisor to New Frontier Media.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements.  In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding the review by the New Frontier Media Board’s Special Committee of independent directors of potential strategic alternatives, the timing of such review, and the outcome of such review.  Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the risks detailed in New Frontier Media’s filings with the SEC, including its most recent filings on Form 10-K and Form 10-Q, or in information disclosed in public conference calls, the date and time of which are released in advance. These factors also include the risk that the strategic review process being conducted by the New Frontier Media Board’s Special Committee of independent directors may not result in a transaction. New Frontier Media is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

About New Frontier Media, Inc.

New Frontier Media is a provider of transactional television services and a distributor of general motion picture entertainment. Our Transactional TV segment distributes adult content to cable and satellite providers who then distribute the content to retail consumers via video on demand and pay per view technology. Programming originates from our state of the art digital broadcast infrastructure in Boulder, Colorado.  We obtain our programming primarily by licensing content distribution rights from movie studios, and we distribute new and unique programming in order to provide consumers with an exceptional viewing experience.

Our Film Production segment is a distributor of mainstream and erotic films.  The films are distributed to cable and satellite operators, premium movie channel providers and other content distributors.  We act as a sales agent for mainstream films and produce erotic films.  The segment also periodically provides contract film production services to major Hollywood studios.

We are headquartered in Boulder, Colorado, and our common stock is listed on the Nasdaq Global Select Market under the symbol “NOOF.” For more information about New Frontier Media, Inc., contact Grant Williams, Chief Financial Officer, and please visit our web site athttp://www.noof.com/.

Company Contact:
Grant Williams
Chief Financial Officer

(303) 444-0900 x 2185
gwilliams@noof.com

Special Committee for the Board of Directors Contact:
Andrew Cole / Jonathan Doorley
Sard Verbinnen & Co

(212) 687-8080
jdoorley@sardverb.com

SOURCE New Frontier Media, Inc.